Exhibit 10.1

DIVERSIFIED ENERGY COMPANY
EXECUTIVE SEVERANCE PLAN
1.         Purpose. The purpose of the Diversified Energy Company Executive Severance Plan (the “Plan”) is to provide severance benefits to certain employees of Diversified Energy Company and its Affiliates in the event of a Qualifying Termination. The Plan is maintained for the purpose of providing benefits for a select group of management or highly compensated employees.

2.           Definitions.

(a)          “Affiliate” means any entity in which the Company has a substantial direct or indirect equity interest.

(b)          “Base Salary” means the Participant’s annualized base salary, as in effect immediately before the Participant’s termination of employment (without regard to any reduction that constitutes Good Reason), excluding overtime, bonuses, incentive compensation or any other special payments.

(c)          “Board” means the Board of Directors of the Company.

(d)          “Cause” means, as determined by the Committee, the Participant’s: (i) commission of, or plea of guilty or no contest to, a crime involving moral turpitude or a felony, (ii) commission of any act involving willful malfeasance or material fiduciary breach with respect to the Company; (iii) misconduct that results in material harm to the reputation or business of the Company; (iv) gross negligence or willful misconduct resulting in material harm to the Company; (v) willful and continued failure to substantially perform the Participant’s duties after written notice providing the Participant with 90 days from the date of the Participant’s receipt of such notice in which to cure; or (vi) material violation of applicable securities laws. A Participant’s employment will be deemed to have been terminated for Cause if it is determined subsequent to such Participant’s termination that grounds for a termination for Cause existed at the time of such termination, as determined by the Committee.

(e)          “Change in Control” has the meaning set forth in the Diversified Energy Company 2025 Equity Incentive Plan or any successor equity incentive plan adopted by the Company.

(f)           “CIC Severance Benefits” means:

(i)           A lump sum payment in an amount equal to (A) the Participant’s Severance Multiplier (Salary) set forth on Exhibit A times (B) the Participant’s Base Salary, payable within 30 days following the date the Release becomes effective and irrevocable; provided, that if the period during which the Release could become effective and irrevocable spans two calendar years, payment shall occur in the second calendar year;

(ii)          A lump sum payment in an amount equal to (A) the Participant’s Severance Multiplier (Bonus) set forth on Exhibit A times (B) the Participant’s Target Bonus, payable within 30 days following the date the Release becomes effective and irrevocable; provided, that if the period during which the Release could become effective and irrevocable spans two calendar years, payment shall occur in the second calendar year;

(iii)          Payment of a pro-rata portion of the Target Bonus, based on the number of days the Participant is employed during such fiscal year, payable within 30 days following the date the Release becomes effective and irrevocable; provided, that if the period during which the Release could become effective and irrevocable spans two calendar years, payment shall occur in the second calendar year;

(iv)          Subject to the Participant’s timely election of continuation coverage under COBRA, the Company shall pay the premiums for the Participant’s participation in the Company’s group health plans pursuant to COBRA for a period ending on the earliest of (A) the end of the Participant’s COBRA Period set forth on Exhibit A, (B) the Participant becoming eligible for other group health benefits or (C) the expiration of the Participant’s rights under COBRA; provided, however, that if the Participant ceases to be eligible for COBRA (other than as a result of clause (B) above), the Company shall pay to the Participant within 30 days following the date the Participant ceases to be so eligible a lump sum amount equal to (x) the number of months in the Participant’s COBRA Period set forth on Exhibit A less the number of months of COBRA that have previously been provided for as of such date, multiplied by (y) the amount of the COBRA premiums paid by the Company in the final month of COBRA eligibility; provided, further, that in the event that the benefits provided herein would subject the Company or any Affiliate to any tax or penalty under the Patient Protection and Affordable Care Act or Section 105(h) of the Code, the participant and the Company agree to work together in good faith to restructure the foregoing benefit; and

(v)          Accelerated vesting of all outstanding equity awards as of the Termination Date; provided, however, that if any outstanding equity awards are subject to achievement of performance conditions and the Termination Date occurs prior to the end of the applicable performance period, such performance conditions shall be deemed earned at the greater of target performance or actual performance, calculated as of the date of the Change in Control.

(g)          “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 and any guidance and regulations promulgated thereunder.

(h)          “COBRA Period” means the applicable COBRA period following the Termination Date for the Participant’s Tier as set forth on Exhibit A or Exhibit B, as applicable.

(i)           “Code” means the Internal Revenue Code of 1986 and any guidance and regulations promulgated thereunder.

(j)           “Committee” means the Compensation Committee of the Board or another duly constituted committee of the Board designated by the Board as the Committee hereunder.

(k)          “Company” means Diversified Energy Company and its Affiliates (including the Employer), and shall include any successor.

(l)          “Disability” means a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(m)         “Employer” means Diversified Gas & Oil Corporation or any other applicable Affiliate that employs a Participant.

(n)          “ERISA” means the Employee Retirement Income Security Act of 1974 and any guidance and regulations promulgated thereunder.

(o)         “Good Reason” means the occurrence of any of the following without the Participant’s express written consent: (i) any significant diminution in the Participant duties, responsibilities, authority, title, status or reporting structure; (ii) a reduction of the Participant’s Base Salary of 10% or more (unless the reduction is applicable to all similarly situated employees); (iii) a reduction of the Participant’s Target Bonus of 10% or more (unless the reduction is applicable to all similarly situated employees); (iv) a geographical relocation of the Participant’s principal work location by more than 50 miles; or (iv) any other action or inaction that constitutes a material breach by the Company of Section 7, Section 11 or any award agreement between the Participant and the Company. Notwithstanding the foregoing, any assertion by the Participant of a termination for Good Reason shall not be effective unless: (A) the Participant provides written notice to the Company of the existence of one or more of the foregoing conditions within 90 days after the initial occurrence of such condition(s); (B) the condition(s) specified in such written notice remain uncorrected for 30 days following the Company’s receipt of such written notice; and (C) the date of the termination of the Participant’s employment with the Company occurs within 30 days after the end of such cure period.

(p)         “Participant” means an employee of the Company who is designed by the Committee to participate in this Plan and who executes a Participation Agreement. Participants shall be limited to a select group of management or highly compensated employees of the Company.

(q)          “Participation Agreement” means a participation agreement entered into between the Company and the Participant in substantially the form attached hereto as Exhibit C.

(r)           “Protection Period” means the period commencing six months prior to a Change in Control and ending on the date that is 24 months after such Change in Control.

(s)           “Qualifying Termination” means a termination of the Participant’s employment with the Company by the Company without Cause (other than by reason of death or Disability) or by the Participant for Good Reason.

(t)           “Restrictive Covenants” means the restrictive covenants set forth in the Participant’s Participation Agreement, including with respect to confidentiality, non-competition and non-solicitation.

(u)          “Severance Benefits” means:

(i)           A lump sum payment in an amount equal to (A) the Participant’s Severance Multiplier (Salary) set forth on Exhibit B times (B) the Participant’s Base Salary, payable within 30 days following the date the Release becomes effective and irrevocable; provided, that if the period during which the Release could become effective and irrevocable spans two calendar years, payment shall occur in the second calendar year;

(ii)          A lump sum payment in an amount equal to (A) the Participant’s Severance Multiplier (Bonus) set forth on Exhibit B times (B) the Participant’s Target Bonus, payable within 30 days following the date the Release becomes effective and irrevocable; provided, that if the period during which the Release could become effective and irrevocable spans two calendar years, payment shall occur in the second calendar year;

(iii)          Subject to the Participant’s timely election of continuation coverage under COBRA, the Company shall pay the premiums for the Participant’s participation in the Company’s group health plans pursuant to COBRA for a period ending on the earliest of (A) the end of the Participant’s COBRA Period set forth on Exhibit B, (B) the Participant becoming eligible for other group health benefits or (C) the expiration of the Participant’s rights under COBRA; provided, however, that if the Participant ceases to be eligible for COBRA (other than as a result of clause (B) above), the Company shall pay to the Participant within 30 days following the date the Participant ceases to be so eligible a lump sum amount equal to (x) the number of months in the Participant’s COBRA Period set forth on Exhibit B less the number of months of COBRA that have previously been provided for as of such date, multiplied by (y) the amount of the COBRA premiums paid by the Company in the final month of COBRA eligibility; provided, further, that in the event that the benefits provided herein would subject the Company or any Affiliate to any tax or penalty under the Patient Protection and Affordable Care Act or Section 105(h) of the Code, the participant and the Company agree to work together in good faith to restructure the foregoing benefit;

(iv)          Accelerated vesting of all outstanding time-based equity awards as of the Termination Date; and

(v)         With respect to any outstanding equity awards subject to achievement of performance conditions, if the Termination Date occurs prior to the end of the applicable performance period, (A) any service requirement shall be deemed satisfied with respect to a prorated portion of such awards and (B) such performance conditions shall be deemed earned based on actual achievement of the applicable performance conditions calculated as of the end of the last fiscal quarter preceding the Termination Date.

(v)          “Severance Multiplier” means the applicable severance multipliers for the Participant’s Tier as set forth on Exhibit A or Exhibit B, as applicable, or in the Participant’s Participation Agreement (if different).

(w)         “Target Bonus” means the Participant’s target annual cash bonus for as in effect immediately before the Participant’s termination of employment (without regard to any reduction that constitutes Good Reason).

(x)          “Termination Date” means the date of the Participant’s termination of employment with the Company.

3.           Severance Benefits.

(a)          Qualifying Termination Outside Protection Period. Upon a Participant’s Qualifying Termination, subject to Section 3(d) and the other terms and conditions of the Plan, such Participant will receive the Severance Benefits.

(b)          Qualifying Termination During Protection Period. Upon a Participant’s Qualifying Termination during a Protection Period, subject to Section 3(d) and the other terms and conditions of the Plan, such Participant will receive the CIC Severance Benefits.

(c)          Other Termination. In the event that a Participant’s employment is terminated other than as the result of a Qualifying Termination, then such Participant shall not be entitled to receive any payments or benefits under this Plan.

(d)          Release of Claims. Payment of the Severance Benefits or the CIC Severance Benefits, as applicable, is subject to (i) the Participant’s execution (and non-revocation) of a general release of claims in a form provided by the Company (the “Release”) within the time period specified therein and (ii) the Participant’s continued compliance with the Restrictive Covenants.

4.           Administration.

(a)         In the event of any conflict or inconsistency between another document and the terms of the Plan, the terms and conditions of the Plan shall govern and control; provided, however, that a Participant’s Participation Agreement will govern their participation in the Plan to the extent of any conflict between such Participation Agreement and the Plan.

(b)         The Plan shall be administered by the Committee in its sole and absolute discretion, and all determinations by the Committee shall be final, binding and conclusive on all parties and be given the maximum possible deference allowed by law.

(c)         The Committee shall have the authority, consistent with the terms of the Plan, to (i) designate Participants, (ii) determine the terms and conditions relating to the benefits payable hereunder, (iii) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan, (iv) establish, amend, suspend or waive any rules and procedures with respect to the Plan and (v) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan, including the timing and amount of payments. The Committee may delegate to one or more officers of the Company the authority to act on behalf of the Committee.

5.           Funding. The obligations of the Company under the Plan are not funded through contributions to a trust or otherwise, and all benefits shall be payable from the general assets of the Company. Nothing contained in the Plan shall give a Participant any right, title or interest in any property of the Company. Participants shall be mere unsecured creditors of the Company.

6.            Section 409A.

(a)         Compliance. Notwithstanding anything herein to the contrary, this Plan is intended to be interpreted and applied so that the payments and benefits set forth herein either shall be exempt from the requirements of Section 409A of the Code or shall comply with the requirements of Section 409A of the Code, and accordingly, to the maximum extent permitted, this Plan shall be interpreted to be exempt from or in compliance with Section 409A of the Code. To the extent that the Company determines that any provision of this Plan would cause a Participant to incur any additional tax or interest under Section 409A of the Code, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A of the Code. To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Participants and the Company without violating the provisions of Section 409A of the Code. Notwithstanding any of the foregoing to the contrary, none of the Company or its Affiliates or any of their officers, directors, members, employees, agents, advisors, predecessors, successors or equity holders shall have any liability for the failure of this Plan to be exempt from, or to comply with, the requirements of Section 409A of the Code. Each payment and/or benefit provided hereunder shall be a payment in a series of separate payments for purposes of Section 409A of the Code.

(b)          Separation from Service. Notwithstanding anything in this Plan to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan unless such termination is also a “separation from service” within the meaning of Section 409A of the Code.

(c)          Specified Employee. Notwithstanding anything in this Plan to the contrary, if a Participant is deemed to be a “specified employee” within the meaning of Section 409A of the Code, any payments or benefits due upon a termination of Participant’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (whether under this Plan or any other plan, program or payroll practice) and which do not otherwise qualify under the exemptions under Treasury Regulations Section 1.409A-1 (including the short-term deferral exemption and the permitted payments under Treasury Regulations Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid, or provided, to Participant in a lump sum on the earlier of (i) the date which is six months and one day after Participant’s “separation from service” (as such term is defined in Section 409A of the Code) for any reason other than death, and (ii) the date of Participant’s death.

7.          Amendment or Termination. Prior to a Change in Control, the Committee may amend or terminate the Plan at any time; provided, however, that any amendment or termination that is materially adverse to a Participant shall not be effective as to such Participant, unless such action is approved in writing by such Participant. Upon or during the 24-month period following the occurrence of a Change in Control, the Company and the Committee may not, without a Participant’s written consent, amend or terminate the Plan in any way, nor take any other action, that (i) prevents that Participant from becoming eligible for CIC Severance Benefits under the Plan, or (ii) reduces or alters to the detriment of the Participant the CIC Severance Benefits payable, or potentially payable, to a Participant under the Plan (including imposing additional conditions).

8.          At-Will Employment. Nothing in this Plan or any other act of the Company shall be considered effective to change a Participant’s status as an at-will employee or guarantee any duration of employment. Either the Company or a Participant may terminate the employment relationship at any time, for any reason or no reason, and with or without advance notice.

9.           Transfer and Assignment. In no event may any Participant sell, transfer, anticipate, assign, encumber or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors or liable to attachment, execution, or other legal process.

10.          Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

11.         Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

12.         Withholding; Taxes. The Company shall withhold from any Severance Benefits all federal, state and local income or other taxes required to be withheld therefrom and any other required payroll deductions.

13.         Compensation. Benefits payable hereunder shall not constitute compensation under any other plan or arrangement, except as expressly provided in such plan or arrangement.

14.        Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements, plans and instruments refer to such laws, regulations, contracts, agreements, plans and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in the Plan refer to United States dollars. The word “or” is not exclusive. The words “herein,” “hereof,” “hereunder” and other compounds of the word “here” shall refer to the entire Plan, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “include(ing)” shall be construed as meaning “include(ing) without limitation.”

15.         Entire Agreement. This Plan and the Participation Agreements represent the entire agreement of the Company and the Participants with respect to the subject matter hereof and supersede all prior understandings, whether written or oral. For the avoidance of doubt, no Participant will be eligible for any other severance benefits under any employment or services agreement, change in control agreement or other agreement, except as provided under the terms of any equity incentive plan adopted by the Company and any award agreements or other agreements governing the terms of awards thereunder. For the avoidance of doubt, this Plan and the Participation Agreement shall not modify any employment agreement or letter agreement with respect to any terms that are not covered by the subject matter hereof.

16.         Governing Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of Alabama without regard to its choice of law provisions that would require the application of the laws of a different jurisdiction.

17.         Claims and Appeals.

(a)          Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Committee within 90 days of the earlier of (i) the date the claimant learned the amount of his or her benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the claim.

(b)         Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Committee for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Committee will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

18.         Certain Excise Taxes. Notwithstanding anything to the contrary in this Plan, if a Participant is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the Severance Benefit provided for under this Plan, together with any other payments and benefits which the Participant has the right to receive from the Company, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the Severance Benefit provided for under this Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Participant from the Company will be one dollar ($1.00) less than three times the Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code), and so that no portion of such amounts and benefits received by the Participant shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax position to the Participant (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the payments provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment is made or provided, and through error or otherwise that payment, when aggregated with other payments and benefits from the Company used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times the Participant’s base amount, then the Participant shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Plan shall require the Company to be responsible for, or have any liability or obligation with respect to, the Participant’s excise tax liabilities under Section 4999 of the Code.

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EXHIBIT A

CIC Severance Benefits

Tier	Severance Multiplier		COBRA Period
	(Salary)	(Bonus)
Tier 1	2.99	2.99	36
Tier 2	2.00	2.00	18

EXHIBIT B

Severance Benefits

Tier	Severance Multiplier		COBRA Period
	(Salary)	(Bonus)
Tier 1	2.00	2.00	24
Tier 2	2.00	2.00	18

EXHIBIT C

DIVERSIFIED ENERGY COMPANY
EXECUTIVE SEVERANCE PLAN

FORM OF PARTICIPATION AGREEMENT

This Participation Agreement (this “Agreement”) is made and entered into by and between [●] (the “Participant”) and Diversified Energy Company (the “Company”) effective as of ______________, 20____.

The Company maintains the Diversified Energy Company Executive Severance Plan (as amended from time to time, the “Plan”). Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Plan. The Plan provides Severance Benefits and CIC Severance Benefits, as applicable, in connection with the Participant’s Qualifying Termination.

By signing this Agreement, the Participant acknowledges and agrees that the Participant has read and understands all of the terms of the Plan and this Agreement and that the Participant agrees to participate in the Plan as a Tier [__] Participant. The Participant acknowledges and agrees that such participation is subject to the terms and conditions of the Plan.

Restrictive Covenants:

1.          General. During the course of the Participant’s employment with the Company, the Participant has learned and will continue to learn of Confidential Information (as defined below), and the Participant has developed and will continue to develop Confidential Information. The Participant acknowledges that the Company has spent significant time, effort and resources protecting its Confidential Information and customer goodwill. The Participant further acknowledges that during the course of Executive’s employment with the Company before and after the date hereof, the Participant has had and will continue to have access to trade secrets and other Confidential Information, which, if disclosed (or used intentionally), would unfairly and inappropriately assist in competition against the Company and its Affiliates. Therefore, in consideration of the information (including Confidential Information) that may be provided to the Participant during the course of the Participant’s employment with the Company and the Participant’s participation in the Plan, the Participant agrees that the following restrictions on the Participant’s activities are necessary, appropriate and reasonable to protect the goodwill, Confidential Information and other legitimate interests of the Company from unfair and inappropriate competition.

2.           Confidentiality.

(a)         For as long as the Participant is employed by the Company and thereafter, the Participant shall not, without the prior written consent of [the Chief Executive Officer of the Company or] the Audit Committee of the Board, disclose any Confidential Information other than (i) as required by law, court order or other legal proceeding, (ii) to an authorized officer of the Company or (iii) to a person to whom disclosure is necessary or appropriate in connection with the performance by the Participant of the Participant’s duties for and on behalf of the Company.

(b)        Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict the Participant from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to the Participant from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; (iv) filing, prosecuting, or defending any legal action, demand, or claim against or related to the Company (its affiliates, related parties, successors, and assigns) related to enforcement of this Agreement, the Plan, or any award agreement; or (v) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires the Participant to obtain prior authorization before engaging in any conduct described in this Section 2(b), or to notify the Company that the Participant has engaged in any such conduct.

3.           Non-Competition and Non-Solicitation.

(a)         For so long as the Participant is employed by the Company and for a period of one year thereafter (the “Restriction Period”), the Participant will not, directly or indirectly, without the prior written consent of [the Chief Executive Officer of the Company or] the Audit Committee of the Board, either for the Participant or any other Person engage or carry on any aspect of the Business (as defined below) in the Restricted Territory (as defined below) in competition with the Company, which prohibition shall prevent the Participant from directly or indirectly:

(i)           owning, managing, or operating any Person engaged in, or planning to engage in, the Business in the Restricted Territory in competition with the Company; or

(ii)          becoming an employee of, or consultant to, any Person engaged in, or planning to engage in, the Business in the Restricted Territory in competition with the Company in any capacity in which Executive’s duties for or on behalf of such Person are the same or similar as the duties that Executive performed for the Company during the 12-month period preceding the Termination Date;

provided that Executive shall not be prohibited from being employed or engaged by any Person where (A) such Person’s business is comprised of approximately 25% or less of the Business in the Restricted Territory and such employment or engagement is in connection with a business line of such person or entity that is not related in any material respect to the Business or the Confidential Information (subject to protocols to prevent Executive from disclosing Confidential Information) or (B) such Person finances entities that engage in the Business without controlling such entities (but such Person does not otherwise directly engage in the Business or directly compete with the Company). For the avoidance of doubt, nothing in this Section 3(a) shall bar the Participant or the Participant’s from owning, directly or indirectly, solely as a passive investment, securities of any Person traded on any national securities exchange if none of the Participant or the Participant’s affiliates are a controlling Person of, or a member of a group which controls, such Person and the Participant or the Participant’s affiliates do not, directly or indirectly, own collectively 5% or more of any class of securities of such Person.

(b)         During the Restricted Period, the Participant will not, directly or indirectly, either for the Participant or any other Person appropriate any Business Opportunity (as defined below) of, or relating to, the Company located in the Restricted Territory.

(c)         During the Restriction Period, the Participant will not, directly or indirectly, either for the Participant or any other Person, (i) solicit, divert or take away the business of, or accept an order from or do business with any customer of the Company with respect to products or services that compete in whole or in part with products or services that were designed, provided, sold, marketed, leased or distributed by the Company during the Restriction Period or (ii) induce or attempt to induce any customer, supplier, licensee or business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, supplier, licensee or business relation of the Company.

(d)         During the Restriction Period, the Participant will not, directly or indirectly, without the prior written consent of [the Chief Executive Officer of the Company]/[the Audit Committee of the Board], hire or solicit for employment or engagement any of the employees of the Company; provided, however, that, this Section 3(d) shall not prohibit (A) generalized solicitations or subsequent hirings that are not directed to specific Persons or (B) the solicitation or hiring of a Person whose employment was terminated by the Company or their respective affiliates on or after the Termination Date.

4.           Non-Disparagement. The Participant agrees that the Participant will not, for as long as the Participant is employed by the Company and thereafter, make or publish, or cause to be made or published, to anyone in any circumstances any statement (whether of fact, belief or opinion) which directly or indirectly disparages, is harmful to or damages the reputation or standing of the Company or any of its directors, officers, employees, agents or shareholders.

5.          Remedies. The Participant agrees that Company has legitimate business interests and that the protection of these interests justifies the restrictive covenants and agreements set forth in this Agreement. In the event of any breach of the provisions of this Agreement by the Participant, Company shall be entitled to injunctive relief (without bond or other security being required), prompt repayment by the Participant of all previously paid Severance Benefits or CIC Severance Benefits, as applicable, as well as any and all other applicable remedies at law and in equity. In case any provision of the Restrictive Covenants shall be invalid, illegal or otherwise unenforceable: (a) that provision shall be deemed amended to provide the Company the maximum protection permitted by applicable law; and (b) the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

6.           Definitions. As used in this Agreement:

(a)          “Business” means the exploration, operation, marketing, production or transportation of oil, natural gas and natural gas liquids.

(b)          “Business Opportunity” means any commercial, investment or other business opportunity relating to the Business.

(c)        “Confidential Information” means any confidential or secret information or data of the Company and its affiliates, including, but not limited to, confidential or secret (i) technical information; (ii) information relative to current or proposed business plans, sales or marketing plans, potential acquisitions, investment or expansion plans, strategies or development plans of the Company; (iii) processes, business plans or models, policies, procedures, operating manuals, workbooks, customer lists, formulae and computer programs; (iv) sales, customers, suppliers, vendors, subcontractors, costs and pricing information of the Company; (v) sales and retention processes of the Company; (vi) identification of personnel or other resources for possible use in the business of the Company; (vii) financial information of the Company; and (viii) intellectual property of the Company; provided, however, that “Confidential Information” shall not include any information that (A) is now in or subsequently enters the public domain through means other than direct or indirect disclosure by the Participant other than in violation of the terms of this Agreement or any other agreements or restrictions, (B) is lawfully communicated to the Participant by a third party, free of any confidentiality obligation, subsequent to the time of communication thereof by, through or on behalf of the Company, (C) is required to be disclosed by any governmental or regulatory authority having jurisdiction or by court order or other legal proceeding or (D) constitutes general industry knowledge.

(d)          “Person” means an individual, partnership, corporation, unincorporated organization, joint stock company, limited liability company, trust, joint venture or other legal entity, or a governmental agency or political subdivision thereof.

(e)          “Restricted Territory” means the area within a 100-mile radius of any location in which the Company operates producing wells or active pipelines or maintains a business or field office as of the Termination Date.

Miscellaneous:

7.           This Agreement will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of Alabama without regard to its choice of law provisions that would require the application of the laws of a different jurisdiction[; provided, however, that the Restrictive Covenants will be governed by the laws of the State of [__] without regard to its choice of law provisions that would require the application of the laws of a different jurisdiction.]

8.           This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.           This Agreement and the Plan represent the entire agreement between the parties with respect to the subject matter hereof. For the avoidance of doubt, the Participant will no longer be eligible for any other severance benefits under any employment or services agreement, change in control agreement or other agreement, except as provided under the terms of any equity incentive plan adopted by the Company and any award agreements or other agreements governing the terms of awards thereunder. If any dispute should arise under this Agreement, it shall be settled in accordance with the terms of the Plan.

10.         The Participant and the Company acknowledge and agree that, effective as the date hereof, that certain [          ] are hereby terminated in their entirety.

11.         This Agreement shall be binding on the executors, heirs, administrators, successors and assigns of the Participant and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company.

12.         Should any provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, (a) that provision shall be deemed amended to provide the Company the maximum protection permitted by applicable law, (b) such invalidity, illegality or unenforceability shall not affect any other provisions hereof and (c) if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

[Signature page follows.]

IN WITNESS WHEREOF, the Participant and the Company hereto have executed this Agreement as of the date first set forth above.

DIVERSIFIED ENERGY COMPANY

Name:
Title:

PARTICIPANT

Name: